                UNCONDITIONAL GUARANTY OF PAYMENT AND PERFORMANCE


     FOR AND IN CONSIDERATION OF the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration paid or delivered to the undersigned The Koll Real Estate Group, Inc., a Delaware corporation (hereinafter referred to as "Guarantor"), the receipt and sufficiency whereof are hereby acknowledged by Guarantor, and for the purpose of seeking to induce THE FIRST NATIONAL BANK OF BOSTON a national banking association (hereinafter referred to as Lender") to extend credit or otherwise provide financial accommodations to Great Island Trust Partnership, a New Hampshire general partnership (hereinafter referred to as "Borrower"), which extension of credit and provision of financial accommodations will be to the direct interest, advantage and benefit of Guarantor, Guarantor does hereby absolutely, unconditionally and irrevocably guarantee to Lender:

          (a) the full and prompt payment when due, whether by acceleration or otherwise, either before or after maturity thereof, of that certain Development Note (hereinafter referred to as the "Development Note") of even date herewith made by Borrower to the order of Lender in the principal face amount of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00), together with interest as provided in said Note, together with any renewals, modifications, consolidations, restatements and extensions thereof; and

          (b) the full and prompt payment when due, whether by acceleration or otherwise, either before or after maturity thereof, of that certain Residences Note (hereinafter referred to as the "Residences Note") of even date herewith made by Borrower to the order of Lender in the principal face amount of Three Million Thousand and No/100 Dollars ($3,000,000.00), together with interest as provided in said Note, together with any renewals, modifications, consolidations, restatements and extensions thereof (the Development Note and the Residences Note are sometimes hereinafter referred to collectively as the "Notes"); and

          (c) the full and prompt payment and performance of any and all obligations of Borrower to Lender under the terms of that certain Mortgage (hereinafter referred to as the "Security Deed") made by Borrower in favor of Lender, of even date herewith, granting a first mortgage lien on certain real property located in Rockingham County, New Hampshire (hereinafter referred to as the "Land") to secure the Notes (including, without limitation, the obligations of Borrower concerning hazardous materials contained in Paragraph 7 of said Security Deed); and

          (d) the full and prompt payment and performance of all obligations of Borrower to Lender under the terms of that certain Construction Loan Agreement (hereinafter referred to as the "Construction Loan Agreement") of even date herewith made between Borrower and Lender, including, without limitation, the obligation to complete the buildings and site improvements described in the Construction Loan Agreement (hereinafter referred to as the "Improvements") in accordance with the terms of the Construction Loan Agreement and with the final plans and specifications approved by Lender, and to provide all funds necessary for such completion of the Improvements, or, at Lender's option, to allow Lender to complete the construction of the Improvements and upon request therefor to reimburse Lender for all of Lender's reasonable expenses incurred in completing the Improvements, including any sums expended in excess of the principal face amount of the Notes; and

          (e) the full and prompt payment and performance of any and all other obligations of Borrower to Lender under any other agreements, documents or instruments now or hereafter evidencing, securing or otherwise relating to the indebtedness evidenced by the Notes (the Security Deed, the Construction Loan Agreement and said other agreements, documents and instruments, including specifically that certain Indemnity Agreement Regarding Hazardous Materials, are hereinafter collectively referred to as the "Loan Documents" and individually referred to as a "Loan Document").

     1. AGREEMENT TO PAY AND PERFORM; COSTS OF COLLECTION. Guarantor does hereby agree that if the Notes are not paid by Borrower in accordance with their terms, or if any and all sums which are now or may hereafter become due from Borrower to Lender under the Loan Documents are not paid by Borrower in accordance with their terms, or if any and all other obligations of Borrower to Lender under the Notes and the Loan Documents are not performed by Borrower in accordance with their terms, Guarantor will immediately make such payments and perform such obligations. Guarantor further agrees to pay Lender within three (3) days after written demand all costs and expenses (including court costs and reasonable attorneys' fees and disbursements) paid or incurred by Lender in endeavoring to collect the indebtedness guaranteed hereby, to enforce any of the other obligations of Borrower guaranteed hereby, or any portion thereof, or to enforce this Guaranty, and until paid to Lender, such sums shall bear interest until paid at the rates in effect under the Notes unless collection from Guarantor of interest at such rate would be contrary to applicable law, in which event such sums shall bear interest at the highest rate which may be collected from Guarantor under applicable law.

     2. REINSTATEMENT OF REFUNDED PAYMENTS. If, for any reason, any payment to Lender of any of the obligations guaranteed hereunder is required to be refunded by Lender to Borrower, or paid or turned over to any other person, including, without limitation, by reason of the operation of bankruptcy, reorganization, receivership or insolvency laws or similar laws of general application relating to creditors' rights and remedies now or hereafter enacted, Guarantor agrees to pay the amount so required to be refunded, paid or turned over (the "Turnover Payment"), the obligations of Guarantor shall not be treated as having been discharged by the original payment to Lender giving rise to the Turnover Payment, and this Guaranty shall be treated as having remained in full force and effect for any such Turnover Payment so made by Lender, as well as for any amounts not theretofore paid to Lender on account of such obligations.

     3. RIGHTS OF LENDER TO DEAL WITH COLLATERAL, BORROWER AND OTHER PERSONS. Guarantor hereby consents and agrees that Lender may at any time, and from time to time, without thereby releasing Guarantor from any liability hereunder and without notice to or further consent from Guarantor, either with or without consideration: release or surrender any lien or other security of any kind or nature whatsoever held by it or by any person, firm or corporation on its behalf or for its account, securing any indebtedness or liability hereby guaranteed; substitute for any collateral so held by it, other collateral of like kind, or of any kind; modify the terms of the Notes or the Loan Documents; extend or renew the Notes for any period; grant releases, compro-mises and indulgences with respect to the Notes or the Loan Documents and to any Persons or entities now or hereafter liable thereunder or hereunder; release any other Guarantor, surety, endorser or accommodation party of the Notes, the Security Deed or any other Loan Documents; or take or fail to take any action of any type whatsoever. No such action which Lender shall take or fail to take in connection with the Notes or the Loan Documents, or any of them, or any security for the payment of the indebtedness of Borrower to Lender or for the performance of any obligations or undertakings of Borrower, nor any course of dealing with Borrower or any other person, shall release Guarantor's obligations hereunder, affect this Guaranty in any way or afford Guarantor any recourse against Lender. The provisions of this Guaranty shall extend and be applicable to all renewals, amendments, extensions, consolidations, restatements and modifications of the Notes and the Loan Documents, and any and all references herein to the Notes and the Loan Documents shall be deemed to include any such renewals, extensions, amendments, consolidations, restatements or modifications thereof.

     4. NO CONTEST WITH LENDER; SUBORDINATION. So long as any obligation hereby guaranteed remains unpaid or undischarged, Guarantor will not, by paying any sum recoverable hereunder (whether or not demanded by Lender) or by any means or on any other ground, claim any set-off or counterclaim against Borrower in respect of any liability of Guarantor to Borrower or, in proceedings under federal bankruptcy law or insolvency proceedings of any nature, prove in competition with Lender in respect of any payment hereunder or be entitled to have the benefit of any counterclaim or proof of claim or dividend or payment by or on behalf of Borrower or the benefit of any other security for any obligation hereby guaranteed which, now or hereafter, Lender may hold or in which it may have any share. Guarantor hereby subordinates any and all indebtedness of Borrower now or hereafter owed to Guarantor to all indebtedness of Borrower to Lender, and agrees with Lender that Guarantor shall not demand or accept any payment from Borrower on account of such indebtedness, (b) Guarantor shall not claim any offset or other reduction of Guarantor's obligations hereunder because of any such indebtedness, and (c) Guarantor shall not take any action to obtain any interest in any of the security described in and encumbered by the Loan Documents because of any such indebtedness; provided, however, that, if Lender so requests, such indebtedness shall be collected, enforced and received by Guarantor as trustee for Lender and be paid over to Lender on account of the indebtedness of Borrower to Lender, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty except to the extent the principal amount of such outstanding indebtedness shall have been reduced by such payment.

     5. WAIVER OF DEFENSES. Guarantor hereby agrees that its obligations hereunder shall not be affected or impaired by, and hereby waives and agrees not to assert or take advantage of any defense based on:

          (a) any statute of limitations in any action hereunder or for the collection of the Notes or for the payment or performance of any obligation hereby guaranteed;

          (b) the incapacity, lack of authority, death or disability of Borrower or any other person or entity, or the failure of Lender to file or enforce a claim against the estate (either in administration, bankruptcy or in any other proceeding) of Borrower or Guarantor or any other person or entity;

          (c) the dissolution or termination of existence of Borrower or Guarantor;

          (d) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of Borrower;

          (e) the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, or readjustment of, or any similar proceeding affecting, Borrower or Guarantor, or any of Borrower's or Guarantor's properties or assets;

          (f) the damage, destruction, condemnation, foreclosure or surrender of all or any part of the Land or the Improvements;

          (g) any change in the plans and specifications relating to the construction of the Improvements;

          (h) any modification of the terms of any contract relating to the construction of the Improvements or the furnishing of any labor or materials therefor;

          (i) the failure of Lender to give notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or nonaction on the part of any other person whomsoever in connection with any obligation hereby guaranteed;

          (j) any failure or delay of Lender to commence an action against Borrower, to assert or enforce any remedies against Borrower under the Notes or the Loan Documents, or to realize upon any security;

          (k) any failure of any duty on the part of Lender to disclose to Guarantor any facts it may now or hereafter know regarding Borrower, whether such facts materially increase the risk to Guarantor or not;

          (l) except as specifically required by this Guaranty, failure to accept or give notice of acceptance of this Guaranty by Lender;

          (m) except as specifically required by this Guaranty, failure to make or give notice of presentment and demand for payment of any of the indebtedness or performance of any of the obligations hereby guaranteed;

          (n) except as specifically required by this Guaranty, failure to make or give protest and notice of dishonor or of default to Guarantor or to any other party with respect to the indebtedness or performance of obligations hereby guaranteed;

          (o) any and all other notices whatsoever to which Guarantor might otherwise be entitled;

          (p) any lack of diligence by Lender in collection, protection or realization upon any collateral securing the payment of the indebtedness or performance of obligations hereby guaranteed;

          (q) the invalidity or unenforceability of the Notes or any of the Loan Documents;

          (r) the compromise, settlement, release or termination of any or all of the obligations of Borrower under the Notes or the Loan Documents;

          (s) any exculpation of liability contained in the Notes or in the Loan Documents;

          (t) any transfer by Borrower of all or any part of the security encumbered by the Loan Documents;

          (u) the failure of Lender to perfect any security or to extend or renew the perfection of any security; or

          (v) to the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which Guarantor might otherwise be entitled, it being the intention that the obligations of Guarantor hereunder are absolute, unconditional and irrevocable.

     6. GUARANTY OF PAYMENT AND PERFORMANCE AND NOT OF COLLECTION. This is a Guaranty of Payment and performance and not of collection. The liability of Guarantor under this Guaranty shall be primary, direct and immediate and not conditional or contingent upon the pursuit of any remedies against Borrower or any other person, nor against securities or liens available to Lender, its successors, successors in title, endorsees or assigns. Guarantor hereby waives any right to require that an action be brought against Borrower or any other person or to require that resort be had to any security or to any balance of any deposit account or credit on the books of Lender in favor of Borrower or any other person.

     7. RIGHTS AND REMEDIES OF LENDER. In the event of a default under the Notes or the Loan Documents, or any of them, Lender shall have the right to enforce its rights, powers and remedies thereunder or hereunder or under any other agreement, document or instrument now or hereafter evidencing, securing or otherwise relating to the indebtedness evidenced by the Notes or secured by the Loan Documents, in any order, and all rights, powers and remedies available to Lender in such event shall be nonexclusive and cumulative of all other rights, powers and remedies provided thereunder or hereunder or by law or in equity. Accordingly, Guarantor hereby authorizes and empowers Lender upon the occurrence of any Event of Default under the Notes or the Loan Documents, at its sole discretion, and, except as specifically required by this Guaranty, without notice to Guarantor, to exercise any right or remedy which Lender may have, including, but not limited to, judicial foreclosure, exercise of rights of power of sale, acceptance of a deed or assignment in lieu of foreclosure, appointment of a receiver to collect rents and profits, exercise of remedies against personal property, or enforcement of any assignment of leases, as to any security, whether real, personal or intangible. At any public or private sale of any security or collateral for any indebtedness or any part thereof guaranteed hereby, whether by foreclosure or otherwise, Lender may, in its discretion, purchase all or any part of such security or collateral so sold or offered for sale for its own account and may apply against the amount bid therefor all or any part of the balance due it pursuant to the terms of the Notes or Security Deed or any other Loan Document without prejudice to Lender's remedies hereunder against Guarantor for deficiencies. If the indebtedness guaranteed hereby is partially paid by reason of the election of Lender to pursue any of the remedies available to Lender, or if such indebtedness is otherwise partially paid, this Guaranty shall nevertheless remain in full force and effect, and Guarantor shall remain liable for the entire balance of the indebtedness guaranteed hereby even though any rights which Guarantor may have against Borrower may be destroyed or diminished by the exercise of any such remedy.

     8. APPLICATION OF PAYMENTS. Guarantor hereby authorizes Lender, without notice to Guarantor, to apply all payments and credits received from Borrower or from Guarantor or realized from any security in such manner and in such priority as Lender in its reasonable judgment shall see fit to the indebtedness, obligation and undertakings which are the subject of this Guaranty.

     9. BUSINESS FAILURE, BANKRUPTCY OR INSOLVENCY. In the event of the business failure of Guarantor or if there shall be pending any bankruptcy or insolvency case or proceeding with respect to Guarantor under federal bankruptcy law or any other applicable law or in connection with the insolvency of Guarantor, or if a liquidator, receiver, or trustee shall have been appointed for Guarantor or Guarantor's properties or assets, Lender may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of Lender allowed in any proceedings relative to Guarantor, or any of Guarantor's properties or assets, and, irrespective of whether the indebtedness or other obligations of Borrower guaranteed hereby shall then be due and payable, by declaration or otherwise, Lender shall be entitled and empowered to file and prove a claim for the whole amount of any sums or sums owing with respect to the indebtedness or other obligations of Borrower guaranteed hereby, and to collect and receive any moneys or other property payable or deliverable on any such claim.

     10. FINANCIAL STATEMENTS AND OTHER INFORMATION. Except as disclosed to Lender in writing, Guarantor hereby represents and warrants to Lender that all consolidated and consolidating financial statements of Guarantor and its Subsidiaries heretofore delivered by Guarantor to Lender are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial condition of Guarantor as at the close of business on the date thereof and the results of operations for the period then ended; that no material adverse change has occurred in the assets, liabilities, financial condition or business of Guarantor as shown or reflected therein since the date thereof; and except as disclosed to Lender with respect to the Abex Tax Dispute and the Henley Facilities Audit, that Guarantor and its Subsidiaries have no material liabilities or known contingent liabilities which are not reflected in such financial statements or referred to in the Notes thereto other than Guarantor's obligations under this Guaranty. Guarantor hereby agrees that until all indebtedness guaranteed hereby has been completely repaid and all obligations and undertakings of Borrower under, by reason of, or pursuant to the Notes and the Loan Documents have been completely performed, Guarantor will deliver to Lender the financial statements, reports and other information required to be delivered under Section 12.6 of the Construction Loan Agreement. Guarantor will permit any officer designated by Lender, which visit shall be at Guarantor's expense after the occurrence of an Event of Default which is then continuing, to visit and inspect any of the properties of Guarantor or any of its Subsidiaries, to examine the records and books of account of Guarantor and its Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of Guarantor and its Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as Lender may reasonably request. The Lender shall use its best efforts to maintain the confidentiality of any financial information or records furnished to the Lender in connection with any commercial finance examination; provided, however, such information and records may be disclosed (i) to the Lender's directors, officers, employees and representatives who have the need for such information to perform their duties,
(ii) to the Lender's independent third party auditors and its directors, officers, employees and representatives who have the need for such information to perform their duties, (iii) to all federal and state bank examiners and to all parties to whom the Lender is required to disclose such information and records under any present or future federal and/or state banking law or regulation, as determined by the Lender, and (iv) in accordance with any subpoena or court order which the Lender in good faith believes requires such disclosure.

     11. COVENANTS OF GUARANTOR. Guarantor hereby covenants and agrees with Lender that until all indebtedness guaranteed hereby has been completely repaid and all obligations and undertakings of Borrower under, by reason of, or pursuant to the Notes and the Loan Documents have been completely performed:

          (a) except as otherwise permitted by this Guaranty and the Loan Documents, Guarantor will, and will cause each of its Subsidiaries (except for Exempt Subsidiaries) to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, to effect and maintain its foreign qualifications, licensing, domestication or authorization, and to comply in all material respects with all applicable laws and regulations (including, without limitation, environmental laws);

          (b) Except for the Exempt Subsidiaries, and except as otherwise permitted by this Guaranty and the Loan Documents, Guarantor will, and will cause each of its Subsidiaries to, continue to engage primarily in the business now conducted by it and them;

          (c) Except for the Exempt Subsidiaries, and taxes related to the Abex Tax Dispute or the Henley Facilities Audit Guarantor will, and will cause each of its Subsidiaries to, duly pay and discharge, before the same shall become in arrears, all taxes, assessments and other governmental charges imposed upon it and its properties, sales or activities, or upon the income or profits therefrom, as well as claims for labor, material, or supplies which if unpaid might become a lien or charge on any of its property; provided that any such tax, assessment, charge or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if Guarantor or such subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that Guarantor or such subsidiary shall pay all such taxes, assessments, charges and claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor;

          (d) Except for the Exempt Subsidiaries, Guarantor will, and will cause each of its Subsidiaries to, maintain and keep the properties used or deemed by it to be useful in its business in good repair, working order and condition, and make or cause to be made all necessary and proper repairs thereto and replacements thereof;

          (e) Except for the Exempt Subsidiaries, Guarantor will maintain with financially sound and reputable insurers, insurance with respect to its and its Subsidiaries properties and business against such casualties and contingencies and in such types and amounts as shall be in accordance with sound business practices for companies in similar business similarly situated;

          (f) Guarantor will keep, and will keep as to each of its Subsidiaries consistent with past practices, complete, proper and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles consistent with the preparation of the financial statements heretofore delivered to Lender and will maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, and amortization of its properties and the properties of its subsidiaries, all other contingencies, and all other proper reserves (as reasonably determined by Guarantor based upon the advice of independent attorneys, accountants and other professional consultants in accordance with generally accepted accounting principles consistently applied);

          (g) Except as otherwise permitted in this Guaranty or the Loan Documents, and except for Indebtedness not to exceed $1,000,000.00 in the aggregate of Exempt Subsidiaries (provided said Indebtedness is nonrecourse to the Guarantor and Signal and the Guarantor and Signal's other Subsidiaries), Guarantor will not, and will not permit any of its subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (as defined in the Construction Loan Agreement) other than:

               (i) Indebtedness to Lender arising under any of the Notes, the Loan Documents and this Guaranty;

               (ii) current liabilities of Guarantor or such subsidiary incurred in the ordinary course of business not incurred through the borrowing of money, or the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

               (iii) Indebtedness in respect of taxes, assessments and governmental charges and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of subparagraph (c) of this paragraph;

               (iv) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which Guarantor or such subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

               (v) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

               (vi) unsecured Indebtedness of Guarantor or any of its Subsidiaries which is expressly subordinated and made junior to the payment and performance of Guarantor's or such Subsidiary's obligations to Lender, and evidenced as such by a written instrument containing subordination provisions in form and substance acceptable to Lender;

               (vii) Indebtedness incurred by KGT Affiliates to various lenders (including, but not limited to FS Equity Partners III, L.P., Operating Engineers Pension Fund, Mission Viejo Company, Philip Morris Capital Corporation) in connection with acquisition, marketing, ownership, management and development of the Property of KGT Affiliates as long as such Indebtedness is non-recourse to the Guarantor, Signal and the Guarantor's and Signal's other subsidiaries (other than KGT Affiliates);

               (viii) Indebtedness to AV Partnership incurred by KGT Affiliates and guaranteed by the Guarantor for capital contributions in connection with the development of the Property of KGT Affiliates in an aggregate principal amount not exceeding $10,000,000.00;

               (ix) Indebtedness incurred by Special Purpose Subsidiaries to any lender in connection with the acquisition, marketing, ownership, management or development of any Strategic Acquisition Property or any Quick Flip Transaction or build-to-suit transaction by KREG Operating Company, as long as such Indebtedness is non-recourse to the Guarantor, Signal, and the Guarantor's and Signal's other Subsidiaries (other than such Special Purpose Subsidiary);

               (x)    Indebtedness to NACC not to exceed $30,000,000.00;

               (xi)   The refinancing of any Indebtedness permitted hereunder.

          (h) Except as otherwise permitted by this Guaranty and the Loan Documents, Guarantor will not, and will not permit any of its subsidiaries to, create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority of payment of its general creditors; or acquire, or agree to have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, devise or arrangement; or suffer to exist for a period of more than 60 days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that Guarantor and any subsidiary of Guarantor may create or incur or suffer to be created or incurred or to exist:

               (i) liens to secure taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue;

               (ii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

               (iii) liens with respect of judgments or awards, the Indebtedness with respect to which is permitted by subparagraph
          (g)(iv) of this paragraph;

               (iv) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions of the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which Guarantor or a subsidiary of Guarantor is a party, and other minor liens and encumbrances;

          none of which in the opinion of Guarantor interferes with the use of the property affected in the ordinary conduct of the business of Guarantor (and its subsidiaries);

               (v) liens existing on the date hereof and listed on Schedule 1 hereto;

               (vi)   liens in favor of Lender;

               (vii) liens that encumber the Property of the KGT Affiliates or the Strategic Acquisition Property and that are necessary or desirable to market and develop such properties so long as such indebtedness is non-recourse to the Guarantor, Signal, and the Guarantor's and Signal's subsidiaries (other than a Special Purpose Subsidiary);

               (viii) liens that are necessary to secure the future approvals for the Collateral Properties or the Bolsa Chica Project;

               (ix) any extension, renewal or replacement of the foregoing; provided, however, that the liens permitted hereunder shall not be spread to cover any additional Indebtedness or Property (other than a substitution of like Property);

               (x) liens and related Indebtedness relating solely to public infrastructure financing (such as special assessment district, Mello-Roos district or community facilities district financing) that are utilized to construct or install public infrastructure or facilities that are required as a condition of approval of the entitlements for either of the Collateral Properties or the Bolsa Chica Project and only encumber portions of the Collateral Properties or the Bolsa Chica Project upon which such infrastructure or facilities shall be constructed or benefitted by such construction;

               (xi) notwithstanding anything contained herein to the contrary, the Guarantor and Signal may sell (a) the Land and/or various of the improvements thereon,

          (b) the Collateral Properties, (c) the property of KGT Affiliates or the property of Special Purpose Subsidiaries formed to acquire strategic Acquisition Properties, (c) various non-strategic assets such as the so-called Ontario, Coronado, Signal Hill and Murrietta properties provided same do not exceed $2,500,000.00 per year in the aggregate, (d) properties acquired in Quick-Flip Transactions, and (e) up to 50 acres of the Bolsa Chica Property to the Fieldstone Company, or such greater amount of the undeveloped and undevelopable wetlands not to exceed 1,000 acres to a public entity or non-profit conservancy, to the extent required and approved under the wetlands restoration plan and permitted under the loan documents entered into between the Guarantor and NACC, to facilitate the approval and/or implementation of the wetlands restoration in connection therewith, provided that the net proceeds of all such transactions shall be retained by the Guarantor, or, in the case of proceeds generated under
          (e) above, shall be utilized to implement the wetlands restoration of the Bolsa Chica Project.

          (i) Except as otherwise permitted by this Guaranty and the Loan Documents, Guarantor will not, and will not permit any of its subsidiaries (except for Exempt Subsidiaries), to, become a party to any merger or consolidation, or agree to effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except:

               (i) the merger or consolidation or one or more of the subsidiaries of Guarantor with and into Guarantor, or the merger or consolidation of two or more subsidiaries of Guarantor;

               (ii) purchases of real property or companies involved in the development, entitlement or construction of residential housing, or commercial projects, which shall not exceed $2,500,000.00 per year in the aggregate (which aggregate amount shall be subject to adjustment for Quick Flip Transactions as provided in the definition thereof) ("Strategic Acquisition Properties").

          (j) Except as permitted by this Guaranty and the Loan Documents, Guarantor will not, and will not permit any of its subsidiaries to, become a party to or agree to or affect any disposition of assets, other than the disposition of assets in the ordinary course of business, consistent with past practices or the business plan or projected cash flows or forecasts disclosed to Lender prior to the execution of this Guaranty;

          (k) Guarantor will not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in Borrower, or any dilution of its interest in Borrower;

          (l) Guarantor will at all times maintain a net worth (defined in accordance with generally accepted accounting principles consistently applied) of at least $100,000,000 provided, however, the Lender shall exclude from this covenant test any write down of book value in the line item of Land Held For Development for the Bolsa Chica development on the Guarantor's balance sheet dated June 30, 1994 not caused by physical change to such property;

          (m) (1) Guarantor and its subsidiaries will not permit their combined unencumbered Cash and Cash Equivalents to be less than the greater of: (i) the Borrower's loan balance with the Lender or (ii) one hundred (100%) percent of interest and fees estimated to be due to senior creditors during the succeeding one hundred eighty day period. As used herein Cash Equivalent shall include (i) demand deposits, (ii) marketable securities consisting of short term (maturity of one year or less) obligations issued or guaranteed as to principal and interest by the United States of America,
     (iii) short-term certificate of deposit, with a maturity of one year or less, issued by any Lender or any bank organized under the laws of the United States of America having total assets in excess of $1,000,000,000.00, and (iv) any other securities acceptable to the Lender as evidenced by the Lender's written approval.

          (2) In the event the Guarantor's and its Subsidiaries unencumbered Cash and Cash Equivalents falls below the requirements set forth in Section 11(m)(1), the Guarantor shall have a period of thirty (30) days to provide the

     Lender with a plan acceptable to Lender in its sole discretion setting forth the disposition of assets necessary to satisfy the Cash and Cash Equivalents requirements, which disposition must be completed within sixty
     (60) days thereafter.

          (n) Except as otherwise permitted by this Guaranty and the Loan Documents, or necessary to consummate transactions that are permitted by this Guaranty or the Loan Documents, Guarantor, shall not directly or indirectly:

               (i)    make any investment in an Affiliate or shareholder;

               (ii) dividend any funds or assets to an Affiliate or shareholder other than for services provided by such Affiliate and/or shareholder;

               (iii) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate or shareholder;

               (iv) merge into or consolidate with or purchase or acquire assets from an Affiliate if same has a negative material impact on the financial condition of the Guarantor;

               (v) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, however, that: (x) any Affiliate who is an individual may serve as a director, officer or employee of the Guarantor, and (y) Signal may enter into transactions with KGT Affiliates and any Special Purpose Subsidiary, partnership or entity that is formed to effectuate or consummate a Strategic Acquisition.

     12. SECURITY AND RIGHTS OF SET-OFF. Guarantor hereby grants to Lender, as security for the full and prompt payment and performance of Guarantor's obligations hereunder, a continuing lien on and security interest in any and all securities or other property belonging to Guarantor now or hereafter held by Lender and in any and all deposits with Lender (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of Lender where the deposits are held) now or hereafter held by Lender and other sums credited by or due from Lender to Guarantor or subject to withdrawal by Guarantor; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, during the continuance of any Event of Default under the Notes or the Loan Documents, Lender may at any time and without notice to Guarantor set-off and apply the whole or any portion or portions of any or all deposits held by Lender and other sums against amounts payable under this Guaranty, whether or not any other person or persons could also withdraw money therefrom. Any such security now or hereafter held by or for Guarantor and provided by Borrower, or by anyone on Borrower's behalf, in respect of liabilities of Guarantor hereunder shall be held in trust for Lender as security for the liabilities of Guarantor hereunder.

     13. CHANGES IN WRITING; NO REVOCATION. This Guaranty may not be changed orally, and no obligation of Guarantor can be released or waived by Lender except by a writing signed by a duly authorized officer of Lender. This Guaranty shall be irrevocable by Guarantor until all indebtedness guaranteed hereby has been completely repaid and all obligations and undertakings of Borrower under, by reason of, or pursuant to the Notes and the Loan Documents have been completely Performed.

     14. NOTICES. All notices, demands or requests provided for or permitted to be given pursuant to this Guaranty (hereinafter in this paragraph referred to as "Notice") must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing the same in the United States Mail, postpaid and registered or certified, return receipt requested, at the addresses set forth below. Each Notice shall be effective upon being delivered personally or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid. The time period in which a response to any such Notice must be given or any action taken with respect thereto, however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier or, if so deposited in the United States Mail, the earlier of three (3) business days following such deposit and the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address of which no Notice was given shall be deemed to be receipt of the Notice sent. By giving at least thirty (30) days prior Notice thereof, Guarantor or Lender shall have the right from time to time and at any time during the term of this Guaranty to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America. For the purposes of this Guaranty:

          The Address of Lender is:

               The First National Bank of Boston
               100 Federal Street
               Boston, Massachusetts 02110
               Attn: Real Estate Division

          with a copy to:

               Riemer & Braunstein
               Three Center Plaza
               Boston, Massachusetts 02108
               Attention: James H. Lerner, Esquire

          The Address of Guarantor is:

               The Koll Real Estate Group, Inc.
               4343 Von Karmen Avenue
               Newport Beach, California 92660
               Attention: Mr. Raymond J. Pacini

          with a copy to:

               Brobeck, Phleger & Harrison
               550 South Hope Street
               Los Angeles, California 90071
               Attn: Gerard J. Walsh, Esquire

          and to:

               Brobeck, Phleger & Harrison
               4675 MacArthur Court, Suite 1000
               Newport Beach, California 92660
               Attention: Gregory W. Preston, Esquire

     15. GOVERNING LAW. Guarantor acknowledges and agrees that this Guaranty and the obligations of Guarantor hereunder shall be governed by and interpreted and determined in accordance with the laws of the Commonwealth of Massachusetts (excluding the laws applicable to conflicts or choice of law).

     16. CONSENT TO JURISDICTION; WAIVERS. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO PERSONAL JURISDICTION IN THE COMMONWEALTH OF MASSACHUSETTS OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, AND (B) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY STATE (I) TO THE RIGHT, IF ANY, TO TRIAL BY JURY, (II) TO OBJECT TO JURISDICTION WITHIN THE COMMONWEALTH OF MASSACHUSETTS OR VENUE IN ANY PARTICULAR FORUM WITHIN THE COMMONWEALTH OF MASSACHUSETTS, AND (III) TO THE RIGHT, IF ANY, TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN ACTUAL DAMAGES. GUARANTOR AGREES THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO GUARANTOR AT THE ADDRESS SET FORTH IN PARAGRAPH 14 ABOVE, AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL BE SO MAILED. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST GUARANTOR PERSONALLY, AND AGAINST ANY PROPERTY OF GUARANTOR, WITHIN ANY OTHER STATE. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY STATE SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF GUARANTOR AND LENDER HEREUNDER OR OF THE SUBMISSION HEREIN MADE BY GUARANTOR TO PERSONAL JURISDICTION WITHIN THE COMMONWEALTH OF MASSACHUSETTS.

     17. SUCCESSORS AND ASSIGNS. The provisions of this Guaranty shall be binding upon Guarantor and its heirs, successors, successors in title, legal representatives, and assigns, and shall inure to the benefit of Lender, its successors, successors in title, legal representatives and assigns.

     18. ASSIGNMENT BY LENDER. This Guaranty is assignable by Lender in whole or in part in conjunction with any assignment of the Notes or portions thereof, and any assignment hereof or any transfer or assignment of the Notes or Portions thereof by Lender shall operate to vest in any such assignee the rights and powers, in whole or in part, as appropriate, herein conferred upon and granted to Lender.

     19. SEVERABILITY. If any term or provision of this Guaranty shall be determined to be illegal or unenforceable, all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by law.

     20. DEFINITIONS. As used herein the following terms shall have the following meanings:

          "ABEX TAX DISPUTE" shall mean the litigation filed by Abex, Inc. and Wheelabrator Technologies, Inc. with respect to the alleged breach by the Guarantor of certain tax sharing obligations of the Guarantor.

          "AFFILIATE" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH)" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

          "BOLSA CHICA PROJECT" shall mean the approximately 1,200 acre undeveloped property owned by Signal Bolsa Corporation, a California corporation located in Orange County, California.

          "COLLATERAL PROPERTIES" shall mean, collectively, the Fairbanks Highlands Project and the Eagle Crest Project

          "EAGLE CREST PROJECT" shall mean the approximately 850 acre golf course and planned community in the city of Escondido, California, owned by Signal, which planned community is entitled for 580 single-family lots surrounding the existing 18-hole public golf course.

          "EXEMPT SUBSIDIARIES" shall mean those subsidiaries that are listed on
Schedule 2 annexed hereto.

          "FAIRBANKS HIGHLANDS PROJECT" shall mean the approximately 391 acres of vacant land in the city of San Diego, California, owned by Signal.

          "HENLEY FACILITIES AUDIT" shall mean the audit being conducted by the Internal Revenue Service of the Guarantor's 1989 tax return.

          "KGT AFFILIATES" shall mean the AV Partnership, a California general partnership, The Kathryn G. Thompson Companies, Delaware and California corporations, DKS Construction, KGT Construction Corp., a Delaware corporation, Vistas Audobon, a California limited partnership, Mystra Homes, Inc., a California corporation, AV Development Corporation, a California corporation, The Oceanside Company, a Delaware corporation, or any Subsidiary of any of the foregoing entities.

          "NACC" means Nomura Asset Capital Corporation, a Delaware corporation.

          "PERSON" shall mean any individual, corporation, company, voluntary association, partnership, limited partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

          "PROPERTY" shall mean assets and properties, whether real, personal or mixed, tangible or intangible.

          "QUICK FLIP TRANSACTION" shall mean an agreement to purchase real property with the intent to sell such property to an unaffiliated third party concurrently with the closing of such purchase, provided that (1) immediately after the execution of the purchase agreement for such Quick Flip Transaction and prior to the closing of any such Quick Flip Transaction, the aggregate dollar amount of Strategic Acquisition Properties for the then current year (inclusive of all amounts deposited by the Guarantor or its Subsidiaries with the sellers in all then pending Quick

Flip Transactions) does not exceed $2,500,000 per year and (2) where the Guarantor or its Subsidiary is forced to acquire the subject property because the sale of the unaffiliated third party fails to close concurrently with the acquisition, the aggregate dollar amount of Strategic Acquisition Properties for the then current year (inclusive of the purchase price for such property together with all amounts deposited by the Guarantor or its Subsidiary with the sellers in then pending Quick Flip Transactions) does not exceed $2,500,000 per year. To the extent that the Guarantor or its Subsidiary is able to sell a property in the same year that it acquired such property pursuant to a failed Quick Flip Transaction, then, for the purpose of determining the dollar cap applicable to Strategic Acquisition Properties in such year pursuant to Section 11(i)(ii), the aggregate dollar amount of Strategic Acquisition Properties acquired for such year shall be reduced by the sale price of such sold property.

          "SIGNAL" means Signal Landmark, a California corporation and owner of the Collateral Properties.

          "SPECIAL PURPOSE SUBSIDIARIES" means Subsidiaries formed by the Guarantor to purchase Strategic Acquisition Properties.

          "STRATEGIC ACQUISITION PROPERTIES" shall have the meaning set forth in
Section 11(i)(ii).

          "SUBSIDIARY" or "subsidiary" shall mean, with respect to any Person, any (i) corporation of which at least a sufficient number of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of such Person's Subsidiaries or (ii) partnership or other entity with respect to which such Person has possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such partnership or other entity. "WHOLLY-OWNED SUBSIDIARY" shall mean, with respect to any Person, any such Subsidiary of which all of the equity, other than directors' qualifying shares, is so owned or controlled by such Person.

     IN WITNESS WHEREOF, Guarantor has executed this Guaranty under seal as of the 29th day of December, 1994.

                                   The Koll Real Estate Group, Inc.


                                   By:___________________________

                                   Name: Raymond J. Pacini
                                        -------------------------

                                   Title: Chief Financial Officer
                                          and Executive Vice
                                          President
                                          ------------------------


                               STATE OF CALIFORNIA

___________, ss.                                                __________, 1994

     Then personally appeared the above named Raymond J. Pacini, the Chief Financial Officer and Executive Vice President of The Koll Real Estate Group, Inc. and acknowledged the foregoing to be the free act and deed of The Koll Real Estate Group, Inc., before me,


                                   ______________________________
                                   Notary Public
                                   My Commission Expires: